                                                                    Exhibit 23.1

                        Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 25, 1998 (except for Note 9, as to which the date is March 23, 1998 and for Note 10, as to which the date is June 30, 1998), in Amendment No. 2 to the Registration Statement on Form S-4 and related Prospectus dated July 24, 1998 for the registration of $115,000,000 principal amount of 9-5/8% Series B Senior Subordinated Notes due 2008 of Numatics, Incorporated.

                                                           /s/ Ernst & Young LLP


Detroit, Michigan
July 24, 1998